ISSUER FREE WRITING PROSPECTUS NO. 551AN

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated December 1, 2008

Autocallable Optimization Securities with Contingent Protection Linked to Gold

Deutsche Bank AG, London Branch

$• Securities Linked to Gold due on or about June 15, 2010

Investment Description

Autocallable Optimization Securities with Contingent Protection Linked to Gold (the “Securities”) are designed for investors who want to express a neutral or bullish view on the price of gold. If the daily Gold Price equals or exceeds the Initial Level on any Observation Date (including the Final Valuation Date), the Securities will be called for an annualized return of between 15% and 18% (to be determined on the Trade Date). If the Securities are not called, at maturity you will receive your initial investment amount, unless the daily Gold Price falls below the Trigger Level on any trading day during the Observation Period, in which case you will receive a payment equal to your initial investment amount reduced by the Commodity Return. You must be willing to risk losing up to 100% of your initial investment. Any payment on the Securities, including any amount provided by the contingent protection feature, is subject to the creditworthiness of the Issuer.

Features

❑

Positive Call Return in Flat or Bullish Markets—The Securities will be called, and you will receive a positive return on your investment, if the daily Gold Price on any Observation Date is equal to or greater than the Initial Level.

❑

Contingent Protection of Your Initial Investment—If the Securities are not called, at maturity the contingent protection feature protects your initial investment if the daily Gold Price never fell below the Trigger Level, subject to the creditworthiness of the Issuer.

❑	Express a Neutral or Bullish View on the Price of Gold—The Securities are linked to gold and give you the opportunity to express a neutral or bullish view on the price of gold.

Key Dates1

Trade Date	December 10, 2008

Settlement Date	December 15, 2008

Final Valuation Date[2]	June 10, 2010

Maturity Date[2]	June 15, 2010

Observation Dates[2]	March 10, 2009 June 10, 2009 September 10, 2009 December 10, 2009 March 10, 2010 June 10, 2010 (Final Valuation Date)

1 Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2 Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement AN.

Security Offerings

We are offering Autocallable Optimization Securities with Contingent Protection Linked to Gold. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000.

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement AN dated November 7, 2008 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement AN for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 and product supplement AN dated November 7, 2008) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to the product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement AN. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The Securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.15	$9.85

Total	$	$	$

(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement AN dated November 7, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AN dated November 7, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508230202/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Autocallable Optimization Securities with Contingent Protection Linked to Gold that are offered hereby, unless the context otherwise requires.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You seek an investment with a return that is linked to the Gold Price;

♦	You believe the daily Gold Price will not fall below the Trigger Level on any day during the Observation Period;

♦	You believe that the daily Gold Price will remain at or increase above the Initial Level on at least one Observation Date (including the Final Valuation Date) over the term of the Securities;

♦

You are willing and able to hold Securities that will be called on any Observation Date on which the daily Gold Price remains at or exceeds the Initial Level or otherwise to hold the Securities to maturity;

♦	You do not seek an investment for which there is an active secondary market;

♦	You do not seek current income from this investment;

♦	You have a moderate to high risk tolerance;

♦

You are willing to make an investment the return on which is limited to the pre-specified Return on Call Date, a total return based upon an annualized return of between 15% and 18% per annum (the actual annualized return upon which the Return on Call Date is based will be set on the Trade Date);

♦	You believe the daily Gold Price will be flat or increase during the term of the Securities; and

♦	You are comfortable with the creditworthiness of Deutsche Bank AG, as Issuer of the Securities.

The Securities may not be suitable for you if, among other considerations:

♦

You believe the daily Gold Price will be below the Initial Level on each Observation Date or will fall below the Trigger Level on any day during the Observation Period and that at maturity the Commodity Return will be negative;

♦	You seek an investment that offers 100% protection of your initial investment;

♦	You are not willing to make an investment in which you could lose up to 100% of your initial investment;

♦	You seek an investment for which there will be an active secondary market;

♦

You seek an investment whose return is not limited to the pre-specified Return on Call Date, a total return based upon an annualized return of between 15% and 18% (the actual annualized return upon which the Return on Call Date is based will be set on the Trade Date);

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the daily Gold Price remains at or increases above the Initial Level or otherwise to hold the Securities to maturity;

♦	You prefer the lower risk – and therefore accept the potentially lower returns – of fixed income investments with comparable maturities and credit ratings;

♦	You seek current income from your investment; or

♦	You are not willing or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 and more detailed “Risk Factors” beginning on page 6 of the accompanying product supplement AN for risks related to an investment in the Securities.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities)

Term	18 months

Underlying Commodity	Gold

Call Feature	The Securities will be called if the Gold Price on any Observation Date is equal to or greater than the Initial Level.

Observation Dates

March 10, 2009, June 10, 2009, September 10, 2009, December 10, 2009, March 10, 2010 and the Final Valuation Date, subject to postponement as described under “Description of Securities—Adjustments to the Valuation Dates and Payment Dates” in the accompanying product supplement AN.

Call Settlement Dates	Three business days following the relevant Observation Date

Return on Call Date

If the Securities are called, you will receive, on the applicable Call Settlement Date, per $10.00 Security face amount of the Securities a cash payment equal to the Call Price for the applicable Observation Date. The Return on Call Date will be based upon an annualized return of between 15% and 18%. The table below assumes an annualized return of 16.50%. The actual annualized return upon which the Return on Call Date is based will be determined on the Trade Date. The numbers below have been rounded for ease of analysis.

Observation Date	Return on Call Date	Call Price (per $10.00 Security face amount)
March 10, 2009	4.125%	$10.41
June 10, 2009	8.250%	$10.83
September 10, 2009	12.375%	$11.24
December 10, 2009	16.500%	$11.65
March 10, 2010	20.625%	$12.06
June 10, 2010 (Final Valuation Date)	24.750%	$12.48

Payment at Maturity (per $10.00 Security)

If the Securities are not called and the daily Gold Price never falls below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 Security face amount.

If the Securities are not called and the daily Gold Price falls below the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:

$10.00 x ($10.00 + Commodity Return);

In this case, you will lose some, or, if the Commodity Return is -100%, all of your initial investment.

Commodity Return	Final Level – Initial Level Initial Level

Trigger Level	70.0% of the Initial Level

Observation Period	The period of trading days on which no market disruption event occurs commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date

Gold Price

On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

Initial Level

An intra-day gold price as determined by the Issuer on the Trade Date with reference to Bloomberg page GOLDS <comdty>, subject to adjustment in the event of a market disruption event or a non-trading day.

Final Level	The Gold Price on the Final Valuation Date, subject to adjustment in the event of a market disruption event or a non-trading day.

CUSIP	2515A0 UE 1

ISIN	US2515A0UE18

Determining Payment Upon a Call or at Maturity

Scenario Analysis and Hypothetical Examples of Payment Upon a Call or at Maturity

The following examples assume an Initial Level of 822.50, a Return on Call Date of 16.50% per annum (the mid-level of the indicative range) and a Trigger Level of 575.75 (70% of the Initial Level). The actual Initial Level, Return on Call Date and Trigger Level will be set on the Trade Date. The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1: Securities are Called 12 Months after Trade Date

Observation Date	Gold Price	Result
March 10, 2009	740.25	Below the Initial Level, Securities NOT Called
June 10, 2009	781.38	Below the Initial Level, Securities NOT Called
September 10, 2009	781.38	Below the Initial Level, Securities NOT Called
December 10, 2009	863.63	Above the Initial Level, Securities are Called
Call Price (per $10.00 Security)		$11.65 (based on Return on Call Date of 16.5% per annum)

Example 2: Securities are Called on the Final Valuation Date

Observation Date	Gold Price	Result
March 10, 2009	740.25	Below the Initial Level, Securities NOT Called
June 10, 2009	658.00	Below the Initial Level, Securities NOT Called
September 10, 2009	452.38	Below the Initial Level and Trigger level, Securities NOT Called
December 10, 2009	699.13	Below the Initial Level, Securities NOT Called
March 10, 2010	740.25	Below the Initial Level, Securities NOT Called
June 10, 2010 (Final Valuation Date)	863.63	Above the Initial Level, Securities are Called
Call Price (per $10.00 Security)		$12.48 (based on Return on Call Date of 16.5% per annum)

Note that as long as the Gold Price remains at or above the Initial Level on any of the five Observation Dates, you will receive the applicable Call Price, regardless of whether or not the Gold Price fell below the Trigger Level on any other trading day during the Observation Period.

Example 3: Securities are NOT Called and the Gold Price never falls below the Trigger Level on any trading day during the Observation Period

Observation Date	Gold Price	Result
March 10, 2009	781.38	Below the Initial Level, Securities NOT Called
June 10, 2009	740.25	Below the Initial Level, Securities NOT Called
September 10, 2009	699.13	Below the Initial Level, Securities NOT Called
December 10, 2009	740.25	Below the Initial Level, Securities NOT Called
March 10, 2010	740.25	Below the Initial Level, Securities NOT Called
June 10, 2010 (Final Valuation Date)	658.00	Below the Initial Level, Securities NOT Called
Payment at Maturity (per $10.00 Security)		$10.00

Example 4: Securities are NOT Called and the Gold Price falls below the Trigger Level on any trading day during the Observation Period

Observation Date	Gold Price	Result
March 10, 2009	658.00	Below the Initial Level, Securities NOT Called
June 10, 2009	616.88	Below the Initial Level, Securities NOT Called
September 10, 2009	534.63	Below the Initial Level and Trigger Level, Securities NOT Called
December 10, 2009	616.88	Below the Initial Level, Securities NOT Called
March 10, 2010	658.00	Below the Initial Level, Securities NOT Called
June 10, 2010 (Final Valuation Date)	411.25	Below the Initial Level and Trigger Level, Securities NOT Called
Payment at Maturity (per $10.00 Security)		$10.00 × (1 + Commodity Return) = $10.00 × (1 + -50.0%) = $5.00

What are the tax consequences of the Securities?

You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in gold. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

You could lose some or all of your initial investment – The Securities differ from ordinary debt securities in that we will not pay you coupons on the Securities or a fixed amount at maturity. If the Securities are not called, your cash payment at maturity will either be equal to your initial investment amount (if the Gold Price never falls below the Trigger Level on any trading day during the Observation Period) or will be based on the Commodity Return (if the Gold Price falls below the Trigger Level on one or more trading days during the Observation Period), in which case you will receive a negative return on your investment. If the level of the Gold Price falls over the term of the Securities so that the Securities are not called on any Observation Date and the Gold Price falls below the Trigger Level on any trading day during the Observation Period, your payment at maturity will equal your initial investment amount reduced by 1% for every 1% decrease in the Gold Price from the Initial Level to the Final Level, up to a loss of 100% of your initial investment.

♦

No assurances of flat or positive-return environment – While the Securities are structured to provide potentially enhanced returns in a flat or positive-return environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

♦

Appreciation potential is limited to the Return on Call Date – The appreciation potential of the Securities is limited to the pre-specified Return on Call Date, regardless of the performance of gold. In addition, since the Securities could be called as early as the first Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the Securities at a comparable return for a similar level of risk. If the Securities are not called, you could lose up to 100% of your initial investment.

♦

Credit of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG may affect the market value of the Securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the contingent protection or any other amount owed to you under the terms of the Securities.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity – The original issue price of the Securities includes the agents’ commissions and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

There may be little or no secondary market for the Securities – The Securities will not be listed on a securities exchange. There may be little or no secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily or at a price advantageous to you, and you may suffer a substantial loss. Deutsche Bank AG and its affiliates may act as market-makers for the Securities but are not required to do so and may cease any market- making activities at any time. Because we do not expect that other market-makers will participate significantly in the secondary market for the Securities, the price, if any, at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market-maker, it is likely that there would be little or no secondary market for the Securities.

♦

Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

We, our affiliates and agents and UBS AG and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and such research, opinions or recommendations could affect the Gold Price or the value of the Securities – Deutsche Bank AG, its affiliates and agents and UBS AG and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents and UBS AG and its affiliates may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents and UBS AG and its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Commodity.

♦

The return on the Securities is linked to a single commodity and the Gold Price may change unpredictably – Investments, such as the Securities, linked to the prices of commodities, such as gold, are considered speculative and the prices for commodities such as gold may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in gold and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters. These factors may affect the Gold Price and the value of your Securities in varying and potentially inconsistent ways. The Gold Price to which the return on the Securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the Gold Price is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

♦

The Initial Level will be determined by the Issuer in its discretion – The Initial Level will be established by the Issuer based on the Issuer’s, or its affiliates’, efforts to hedge their exposure under the Securities. The Initial Level will therefore not necessarily be based on the Gold Price on the Trade Date. The Issuer may establish an Initial Level that is less advantageous to you than if the Gold Price on the Trade Date had been used. The Issuer will not take into account your interests when establishing the Initial Level.

♦

There are risks relating to trading of commodities on the London Bullion Market Association – Gold is traded on the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices at which commodities trade on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

♦

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally – The payment at maturity on the Securities is linked exclusively to the Gold Price and not to a diverse basket of commodities or a broad-based commodity index. The Gold Price may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

♦

Uncertain tax treatment – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above, on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Gold

The price of gold charted below is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date.

You can obtain the price of gold at any time from the Bloomberg Financial Markets page “GOLDLNPM <comdty>“.

The graph below illustrates the historical daily Gold Prices for the period from January 1, 1998 to November 24, 2008. The daily Gold Price on November 24, 2008 was 822.50. The historical levels should not be taken as an indication of future performance.

The table below illustrates the high, low and average Gold Prices for each year from 1998 to 2008. The historical levels should not be taken as an indication of future performance.

Year	High	Low	Average
1998	273.40	313.15	293.98
1999	252.80	325.50	278.61
2000	263.80	312.70	279.13
2001	255.95	293.25	271.03
2002	276.50	349.30	309.55
2003	319.90	417.25	363.47
2004	375.00	454.20	408.93
2005	411.10	536.50	444.27
2006	513.00	725.00	603.77
2007	608.40	841.10	695.14
2008 (through Nov. 24, 2008)	712.50	1011.25	877.15

Source: Bloomberg

Supplemental Underwriting Information

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.15 per $10.00 Security face amount. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this free writing prospectus minus a concession not to exceed the discounts and commissions indicated on the cover. See “Underwriting” in the accompanying product supplement.